Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 12, 2024 (except Note 1 as it relates to the unit split and the effects thereof and Note 16, as to which the date is March 27, 2025), with respect to the consolidated financial statements of SailPoint Parent, LP included in the Annual Report of SailPoint, Inc. on Form 10-K for the year ended January 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of SailPoint, Inc. on Form S-1 (File No. 333-284339) and on Form S-8 (File No. 333-285107).

GRANT THORNTON LLP

St. Louis, Missouri
March 27, 2025